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Exhibit 23.1

Independent Auditor's Consent

        We consent to the use in this Amendment No. 4 to the Registration Statement of Treaty Oak Bancorp, Inc., on Form SB-2 of our report, dated January 20, 2004, on the balance sheet of Treaty Oak Bancorp, Inc. as of September 30, 2003, and the statement of operations, changes in shareholders' equity and cash flows for the period from November 1, 2002, through September 30, 2003, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP

Dallas, Texas
April 30, 2004

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  Exhibit 23.1
Independent Auditor's Consent